UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOUTHWESTERN ENERGY COMPANY
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2350 N. Sam Houston Parkway East, Suite 125

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON MAY 22, 2012

The Annual Meeting of Stockholders of Southwestern Energy Company (the “Company”) will be held at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, the 22nd day of May, 2012, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) The election of ten (10) directors to serve until the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2) The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012;

(3) An advisory vote to approve our executive compensation;

(4) To consider a stockholder proposal, if properly presented at the Annual Meeting; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 30, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2011 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. As an alternative, you can also vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of Southwestern Energy Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By Order of the Board of Directors

MARK K. BOLING
Secretary

April 9, 2012

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of March 30, 2012 (the “Record Date”) may vote at the meeting. There were 349,227,689 shares of common stock outstanding on that date.

HOW CAN I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders and our employees. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Central Standard Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 9, 2012. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2011 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	the election of ten (10) directors;

•	the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2012;

•	an advisory vote to approve our executive compensation; and

•	a stockholder proposal for an executive equity retention policy, if properly presented at the Annual Meeting.

The Board recommends a vote:

•	“FOR” the election of ten (10) directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2);

•	“FOR” the advisory vote to approve our executive compensation (Proposal No. 3); and

•	“AGAINST” the stockholder proposal for an executive equity retention policy (Proposal No. 4).

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Since there were 349,227,689 shares of common stock outstanding on March 30, 2012, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 174,613,845 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME? HOW ARE BROKER NON-VOTES TREATED?

Under the New York Stock Exchange (the “NYSE”) member rules, a member broker (i.e., a member of the New York Stock Exchange) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising voting discretion on certain proposals without instructions from the beneficial owner and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients.

HOW ARE ABSTENTIONS TREATED?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matter addressed by a proposal, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

HOW DO I VOTE?

On April 9, 2012, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. Since many of our stockholders are unable to attend the meeting in person, and may have limited access to the internet, we also send proxy cards and offer electronic and telephone voting to all of our stockholders who hold their shares in their own names (i.e., whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker will provide you with instructions for voting your shares.

Internet Access: Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone: Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Proposal No. 1 — Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the votes properly cast on Proposal No. 2 is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 3 — An Advisory Vote to Approve Our Executive Compensation: Because Proposal No. 3 is an advisory vote, there is no minimum vote that constitutes approval of this proposal. We will consider this proposal approved if a majority of the votes properly cast are “FOR” this proposal.

Proposal No. 4 — Stockholder Proposal for an Executive Equity Retention Plan: The affirmative vote of a majority of the votes properly cast on Proposal No. 4 is required to approve this stockholder proposal. Brokers do not have discretionary authority to vote on this proposal without receiving instructions from the beneficial owner of shares. Broker non-votes and abstentions will not be counted as voted and will have no effect on the vote.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Charles E. Scharlau and Kenneth R. Mourton as your proxies. We solicit proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the ten (10) director nominees, the ratification of PwC as the Company’s independent registered public accounting firm for 2012, and the proposal regarding an advisory vote on executive compensation, and “AGAINST” the stockholder proposal. Also, your proxy card or a vote by you via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE BY MAIL USING MY PROXY CARD?

There are three steps:

Step 1

a. Proposal No. 1

Election of a board of ten directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you are unsure how to vote, mark the box “ABSTAIN.”

b. Proposal No. 2

Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2012.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

c. Proposal No. 3

An advisory vote to approve executive compensation.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

d. Proposal No. 4

Stockholder proposal for an executive equity retention policy.

To vote for Proposal No. 4, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Southwestern Energy Company, on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $9,500 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, ten (10) directors are to be elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified. The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholders for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes which will be treated as described below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board of Directors may recommend. The Company has no knowledge that any nominee will be unavailable for election. Our bylaws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her conditional resignation to the Chairman of the Board following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote.

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has proposed the nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Nominees for Election

LEWIS E. EPLEY, JR. — Mr. Epley is a retired Attorney at Law and a private investor. He is a member of the Arkansas Bar Association and served as President of the Carroll County Bar Association in Arkansas and Special Associate Justice of the Supreme Court of Arkansas. He has served as a director of Cornerstone Bank (formerly the Bank of Eureka Springs) since 1964, and has been the Vice Chairman of its Board of Directors since 1993. He is a director, member of the Executive Committee and former Chairman of the University of Arkansas Foundation, Inc., which manages approximately $1 billion in assets on behalf of itself and the University; and he is a former member of the Board of Directors of Butterfield Trail Village, Inc. He is a former member of the Community Advisory Board of The Donald W. Reynolds Institute on Aging at the University of Arkansas for Medical Sciences (UAMS) and a member of the University of Arkansas Board of Advisors, including the Executive Committee thereof. He is also a member of the UAMS-Northwest Arkansas Advisory Board, the Area Agency on Aging of the Northwest Arkansas Foundation and the Administrative Board of the Central United Methodist Church — Fayetteville, Arkansas. Mr. Epley is 75 years old and was first elected to the Company’s Board of Directors in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Epley’s contributions to the Board, determined that Mr. Epley’s considerable achievements in the field of law, coupled with his experience as director of a financial institution and community contacts in the State of Arkansas, the principal location of the Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

ROBERT L. HOWARD — Mr. Howard is a retired Vice President of Shell Oil Company. From 1991 to 1995, he was Vice President, Domestic Operations, Exploration and Production of Shell, and President of Shell Western Inc. and Shell Offshore, Inc. In these positions, he was responsible for all domestic exploration and production activities. From 1985 to 1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast, and Florida. During Mr. Howard’s 36 years with Shell, he held various positions within Shell’s exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard served as a director of Camco International, Inc. of Houston, Texas, from 1995 until 1998. Mr. Howard served as a director of Ocean Energy, Inc. from 1996 to April 2003, at which time Ocean Energy, Inc. was acquired by Devon Energy Corp. From April 2003 to June 2010, Mr. Howard served as a director of Devon Energy Corp., where he was a member of the Reserves Committee and the Chairman of the Compensation Committee. Mr. Howard also served as a director for McDermott International, Inc. of New Orleans, Louisiana, from 1997 to May 2009 and served as the chairman of its Nominating and Governance Committee during his tenure. He is a former director of Boys and Girls Country of Houston, a non-profit organization. He is 75 years old and first became a director of the Company in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Howard’s contributions to the Board, determined that his past experience as an executive of a leading multinational exploration and production company and his considerable experience as a director of other well-known oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CATHERINE A. KEHR — Ms. Kehr retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities for The Capital Group Companies. From 1992 to 1997, she was an investment analyst and fund manager with responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr the 10th best U.S. fund manager. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds the Chartered Financial Analyst designation. She is 49 years old and was first elected to the Company’s Board of Directors in 2011.

The Nominating and Governance Committee, in reviewing and assessing Ms. Kehr’s contributions to the Board, determined that her experience as an executive of an investment firm, her experience as an investment analyst and portfolio manager, her financial expertise and her global energy experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

GREG D. KERLEY — Mr. Kerley joined Southwestern Energy in 1990 as Controller and Chief Accounting Officer and has more than 30 years of oil and gas industry experience. He also served the Company as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998. He has served as an Executive Vice President since 1999. Mr. Kerley also became a Director of the Company in August 2010. Before joining Southwestern Energy, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. Mr. Kerley graduated from Oklahoma State University with a bachelor’s degree in accounting. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. He is also a member of the Independent Petroleum Association of America. Mr. Kerley is the executive vice president of the Company’s subsidiaries, Southwestern Field Services, LLC, DeSoto Sand, LLC, SWN International, LLC, SWN Resources Canada, Inc. Southwestern Energy NGV Services, LLC and A.W. Realty Company. Mr. Kerley is also a director of the Company’s subsidiaries, SEECO, Inc., Southwestern Energy Production Company, DeSoto Drilling, Inc., Diamond “M” Production Company, SWN Resources Canada, Inc., Southwestern Midstream Services Company, Southwestern Energy Services Company, Certified Title Company and A.W. Realty Company. He is 56 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kerley’s contributions to the Board, determined that his experience as the Chief Financial Officer, his prior accounting, financial and oil and gas industry experience and his involvement in industry associations complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

HAROLD M. KORELL — Mr. Korell is the Chairman of the Board of the Company. From May 19, 2009 through March 31, 2010, he served as Executive Chairman of the Company. Mr. Korell served as the Chief Executive Officer of the Company from January 1, 1999 until May 19, 2009. Mr. Korell joined the Company in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was promoted from Chief Operating Officer to Chief Executive Officer effective January 1, 1999. Mr. Korell was elected Chairman of the Board May 16, 2002. Previously, Mr. Korell was Senior Vice President — Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production. Prior to that time, he held various positions with Mobil Corporation. He is a member of the Society of Petroleum Engineers. He also serves on the Executive Advisory Board for the Sam M. Walton School of Business at the University of Arkansas and the Board of Governors at the Colorado School of Mines. Mr. Korell is 67 years old and first became a director of the Company in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Korell’s contributions to the Board, determined that his past experience as the Company’s President and Chief Executive Officer, his prior experience as an executive of other oil and gas companies and his involvement in industry associations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling, and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System, and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 71 years old and was first elected to the Company’s Board of Directors in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a Board member of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 61 years old and was first elected to the Company’s Board of Directors in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that legal and accounting background and his considerable business experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

STEVEN L. MUELLER — Mr. Mueller is the President and Chief Executive Officer of the Company, a position he has held since May 19, 2009. Prior to that, as of June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. CDX voluntarily filed for bankruptcy in December 2008 and, in 2009, emerged from bankruptcy and resumed operations as Vitruvian Exploration LLC. From 2001 until its acquisition by Forest Oil in 2007 for approximately $1.5 billion, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and has served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company, Belco Oil & Gas Company and The Houston Exploration Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller is the president of the Company’s subsidiaries, Southwestern Field Services, LLC, DeSoto Sand, LLC, SWN International, LLC, Southwestern Energy NGV Services, LLC and A.W. Realty Company. Mr. Mueller is also a director of the Company’s subsidiaries, SWN Resources Canada, Inc., Certified Title Company and A.W. Realty Company. Mr. Mueller first became a director of the Company in July 2009. He is 59 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s President and Chief Executive Officer coupled with his past executive experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CHARLES E. SCHARLAU — Mr. Scharlau is “of counsel” with the law firm of Conner & Winters, LLP, which is an unpaid, non-management advisory position. He retired as President and Chief Executive Officer of the Company on December 31, 1998 and was a consultant to the Company through May 2005. He began his career as the Company’s legal counsel in 1951 and was involved in all facets of the Company’s business for over 47 years. In 1966, he was named Executive Vice President and first elected a director of the Company. In 1972, he was elected President and Chief Executive Officer. He was a member of the State Economic Expansion Commission and served terms as a member and as Chairman of the State’s Energy Commission. He has been Chairman of the Mineral Law Section of the Arkansas Bar Association and a speaker at their institutes. He also served on the Board of Directors of the American Gas Association, the Southern Gas Association and the National Association of Manufacturers. During his tenure with the Company, Mr. Scharlau also served two terms as president of the Arkansas State Chamber of Commerce and three terms as chairman of the board of the Fayetteville Chamber of Commerce. From 1980 until it was sold in 2008, Mr. Scharlau served as a director of ABLEST, Inc., and served as the Chairman of the Compensation Committee from 2004. He served as Chairman of the Board of Trustees of the University of Arkansas and as chair of their audit committee from 2000 to 2005. He is currently chair of the audit committee of the University of Arkansas Foundation which manages approximately $1 billion in assets on behalf of itself and the University. He is also a director of Arvest Bank-Fayetteville and the Razorback Foundation. Mr. Scharlau is 84 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Scharlau’s contributions to the Board, determined that Mr. Scharlau’s past executive experience, legal background, experience as director of other companies and extensive community involvement in the State of Arkansas, the principal location of the Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

ALAN H. STEVENS — Mr. Stevens has an extensive background in domestic and international oil and gas exploration and production. He has over 37 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Company, Tenneco Oil Company and Exxon Corporation. Mr. Stevens was a director of Derek Oil & Gas Company from 2004 through 2010. He is also a former President and Chief Operating Officer of the company’s subsidiaries, Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program. Mr. Stevens is 67 years old and was first elected to the Company’s Board of Directors in 2010.

The Nominating and Governance Committee, in reviewing and assessing Mr. Stevens’ contributions to the Board, determined that his past executive experience and experience as director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

Corporate Governance

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past few years, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including a majority vote for director elections, director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (recently revised, among other things, to increase the holding requirements for our Chief Executive Officer and discussed in “Compensation Discussion and Analysis” below), and a political contributions policy (available on our website under “Corporate Governance” and discussed under Proposal No. 4 below). We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the Securities and Exchange Commission (the “SEC”) and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, in order to ensure compliance with all applicable requirements. The corporate governance policies implemented by us in order to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Retirement Committee Charter;

•	Corporate Governance Guidelines, which include a majority vote for director elections and our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Political Contributions Policy;

•	Code of Ethics for § 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (281) 618-4700.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board of Directors has been delegated the responsibility of selecting candidates for Board membership and for extending invitations to join the Board of Directors. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. After a concurrent review of all candidates by the Committee and the CEO, the Chairman of the Board interviews the potential candidates selected by the Committee and our CEO, and reports his conclusions to the Committee, together with a recommendation of final candidates for interview by the members of the Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board of Directors. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each nominee director should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each nominee director should have an inquiring mind, vision and good judgment;

•	Each nominee director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•

Each nominee director should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each nominee director’s skill set should be complementary to the background and experience of other Board members;

•	Each nominee director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each nominee director should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee of the Board of Directors evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Committee. The

Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Committee’s conclusions to the full Board.

Stockholder Nominations

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. As set forth in more detail in our bylaws, the written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominees, (iii) the class and number of shares of capital stock of the Company which are owned, beneficially or of record, by the nominee , (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (v) a description of all direct and indirect compensation; and (b) as to the stockholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and record address of the stockholder and such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder and (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed

“independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the senior management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company of any of its affiliates;

•

has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

has an immediate family member who has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•

(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three (3) years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•

is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•

is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or two percent (2%) of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing bullet-points, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations in which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three (3) years.

Our Board of Directors has determined that the following majority of directors — Lewis E. Epley, Jr., Robert L. Howard, Catherine A. Kehr, Vello A. Kuuskraa, Kenneth R. Mourton, Charles E. Scharlau and Alan H. Stevens — qualify as independent under the applicable NYSE standards.

The Board’s Role in Risk Management

The Board of Directors, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board of Directors selects the Chief Executive Officer and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board of Directors is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Our Board of Directors has delegated to the Audit Committee oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board of Directors engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

Our Compensation Discussion and Analysis (“CD&A”) describes our compensation policies, programs and practices for our executive officers. Our Compensation Committee evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. Among the program features evaluated were the types of compensation offered, the performance metrics, the alignment between performance goals and the Company’s business strategy and the overall mix of incentive awards. Our compensation programs include features which we believe mitigate risk without diminishing incentives. The features that mitigate risk include: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) the mix of cash and equity incentives; (iii) a balanced mix of annual and longer term incentive opportunities; (iv) stock ownership guidelines for our senior executives; and (v) significant controls for business decisions.

In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 23 under “Our Compensation Policies and Practices as Related to Our Risk Management.”

Board Leadership Structure, Presiding Director and Executive Sessions

The Board of Directors has determined that the most effective leadership structure for the Company at this time is to have a Chairman of the Board who is not also the CEO. Historically, our Board leadership has been structured to have our CEO also act as the Chairman of the Board, which the Board believes served the Company and its stockholders well. The decision to separate the role of the Chairman of the Board from the CEO position was made in the context of the retirement of our former Executive Chairman as part of the Board’s management succession plans. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to the foregoing, because the Chairman of the Board is our former Executive Chairman, the Board has retained the role of “Presiding Director” as part of the Board’s leadership structure. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board of Directors. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board of Directors, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the Chief Executive Officer outside of the normal Committee and Board procedures. Mr. Robert L. Howard is the current Presiding Director.

Committees of the Board of Directors

The Board of Directors held nine meetings in 2011, three of which were telephonic. The meetings were attended by all of the directors then appointed. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee. The Audit, Compensation, and Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act, is “independent” and “financially literate” as defined by NYSE rules and meets the Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two (2) other public companies. In addition, the Board of Directors has determined that Mr. Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Exchange Act. The Audit Committee also includes Messrs. Robert L. Howard and Vello A. Kuuskraa. During 2011, the Audit Committee held five meetings, one of which was telephonic and all of which were attended by all members of the Committee.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees (the “Pre-Approval Policy”). The Audit Committee is governed by a charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal auditor without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Vello A. Kuuskraa, Compensation Committee Chairman, Robert L. Howard, Kenneth R. Mourton and Alan H. Stevens presently serve on this committee. During 2011, the Compensation Committee held two meetings, each of which was attended by all members of the Committee. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on all compensation matters related to our senior management.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board of Directors. Catherine A. Kehr is the Chair of the Nominating and Governance Committee and the other members are Messrs. Lewis E. Epley, Jr., Robert L. Howard, Kenneth R. Mourton and Alan H. Stevens presently serve on this committee. During 2011, the Nominating and Governance Committee held three meetings, one of which was telephonic and each of which was attended by all members of the Committee. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on non-management director compensation.

Retirement Committee — The Retirement Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., and Kenneth R. Mourton presently serve on this committee. During 2011, the Retirement Committee held five meetings, each of which was attended by all members of the Committee. The Retirement Committee is responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board of Directors.

Communications to Non-Employee Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Annual Meeting

It is our policy that nominee directors who are currently directors should attend the Annual Meeting of Stockholders. Each member of the Company’s Board of Directors attended last year’s Annual Meeting of Stockholders, with the exception of Mr. Howard.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for 2012. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2011 and 2010, and fees billed for other services rendered by PwC during those years.

	2011	2010
Audit Fees(1)	$1,286,000	$1,049,900
Audit-Related Fees(2)	85,000	35,000
Tax Fees(3)	31,268	95,949
All Other Fees	—	—

Total	$1,402,268	$1,180,849

(1)	The Audit Fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, services related to the issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the years ended December 31, 2011 and 2010 were for services related to internal control reviews.

(3)	Tax Fees for the years ended December 31, 2011 and 2010 were for services related to the review of federal and state tax returns, tax planning and consultation.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee, the form of which is attached hereto as Exhibit A. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

The Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which is not less frequently than annually. The Committee discusses such reports with the auditors, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2011. The Audit Committee also considered whether the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2011. The Audit Committee also has discussed with the independent registered public accounting firm for the Company the matters required to be discussed by statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent public accountants for the Company required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant its independence from management and the Company, including consideration of non-audit fees on that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
KENNETH R. MOURTON, CHAIRMAN
ROBERT L. HOWARD
VELLO A. KUUSKRAA

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee of the Board is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, management updates the Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if a transaction is not so ratified, management must cancel or annul such transaction.

Pursuant to the policy, the Committee has reviewed and established a standing preapproval for each of the following types of transactions:

1. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board of Directors for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board of Directors approve) such compensation;

2. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

3. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

5. Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

6. Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;

7. Transactions available to all employees generally; or

8. Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Unless otherwise deemed to be preapproved under the policy, the Audit Committee reviews each related party transaction of which it becomes aware and may approve or ratify a related party transaction if the Audit Committee determines the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee, in discharging its authority to review and approve related party transactions, must (i) review with management any decisions to undertake a significant collaboration or business dealing that may directly or indirectly benefit a related party; (ii) establish guidelines for management to follow in its ongoing dealings with related parties; (iii) periodically review and assess ongoing relationships with related parties to ensure compliance with the Committee’s guidelines and directives and to ensure the continuation of such relationship remains fair to the Company; and (iv) analyze and assess applicable potential conflicts of interests and usurpation of corporate opportunities. The Audit Committee reports periodically to the Board on the nature of the related party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that a late Form 5 was filed by Robert L. Howard, in February 2012, to report transfers of 22,500 shares of common stock from each of the Helen C. Howard GRAT and the Robert L. Howard GRAT directly to Mr. Howard and his wife that occurred on February 9, 2010, with Mr. Howard having direct beneficial ownership as of the transfer date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to beneficially own more than 5% of the Company’s common stock as of December 31, 2011 based on their filing of a Schedule 13G with the SEC under the Exchange Act:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071	21,303,632	(1)	6.10%

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	19,702,319	(2)	5.66%

(1)	The Schedule 13G filed by The Growth Fund of America, Inc. stated that it had sole voting power and no dispositive power with respect to these shares but that under certain circumstances its independent directors on the Board of Directors may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors and/or Capital World Investors.

(2)	The Schedule 13G/A filed by BlackRock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, 19,702,319 shares.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 30, 2012, with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly		Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock		Percent of Class
Named Executive Officers:
Steven L. Mueller	53,302		—	95,871	130,036	279,209		*
Greg D. Kerley	1,210,516	(1)	25,603	33,223	545,006	1,814,348	(1)	*
William J. Way	—		—	97,074	—	97,074		*
Mark K. Boling	381,714		—	22,860	145,997	550,571		*
Gene A. Hammons	37,125		—	10,196	69,574	116,895		*

Directors and Nominees:
Lewis E. Epley, Jr.	93,233		—	5,378	85,426	184,037		*
Robert L. Howard	150,692		—	5,378	21,426	177,496		*
Catherine A. Kehr	4,000		—	3,110	—	7,110		*
Harold M. Korell	2,465,851		—	3,973	1,432,120	3,901,944		1.11%
Vello A. Kuuskraa	54,532		—	5,378	90,926	150,836		*
Kenneth R. Mourton	292,772	(2)	—	5,378	26,926	325,076	(2)	*
Charles E. Scharlau	1,126,764		—	5,378	26,926	1,159,068		*
Alan H. Stevens	1,262		—	4,498	1,966	7,726		*

All Directors, Nominees and Executive Officers as a Group (19 persons)	6,488,057	(3)	81,713	363,035	2,843,952	9,776,757		2.78%

*	Less than one percent of class.
(1)	Includes 500,448 shares beneficially owned by Mr. Kerley that have been pledged as security.

(2)	Includes 269,595 shares beneficially owned by Mr. Mourton that have been pledged as security.

(3)	Includes 784,032 shares beneficially owned by all directors, nominees and executive officers as a group that have been pledged as security.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2011, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	4,731,092	$21.24	9,630,330
Equity compensation plans not approved by stockholders(2)	10,640	2.64	—

Total	4,741,732	$23.88	9,630,330

(1)	Consists of the Southwestern Energy Company 2000 Stock Incentive Plan and the Southwestern Energy Company 2004 Stock Incentive Plan. Shares remaining available for issuance may be issued under the Southwestern Energy Company 2004 Stock Incentive Plan, which plan provides for grants and awards in the form of stock options, shares of restricted stock, and restricted stock units.

(2)	Consists of the Southwestern Energy Company 2002 Employee Stock Incentive Plan, which generally mirrored the 2000 Stock Incentive Plan, but the grants were issued separate and apart from this plan.

OUR COMPENSATION POLICIES AND PRACTICES

AS RELATED TO OUR RISK MANAGEMENT

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our compensation policies and practices. Our compensation policies and practices for our employees are designed to enhance our business by encouraging innovation and new ideas that will create value for every dollar we invest. As an exploration and production company that is focused on organic growth achieved through our own drilling programs, there is a certain level of risk involved in all aspects of our operations, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate.

Our CD&A describes our compensation policies, programs and practices for our executive officers. Our Compensation Committee evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. Among the program features evaluated were the types of compensation offered, the performance metrics, the alignment between performance goals and the Company’s business strategy and the overall mix of incentive awards. Our compensation programs include features which we believe mitigate risk without diminishing incentives. The features that mitigate risk include: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) the mix of cash and equity incentives; (iii) a balanced mix of annual and longer term incentive opportunities; (iv) stock ownership guidelines for our senior executives; and (v) significant controls for business decisions.

Total compensation for our employees is structured similarly to that for our NEOs and consists of cash compensation in the form of a base salary and a performance-based annual bonus under our Incentive Compensation Plan; equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan; long-term cash incentive compensation under our Performance Unit Plan; and retirement, health and welfare benefits. However, unlike our NEOs and senior management, for whom incentive compensation is the substantial part of their total compensation, the compensation for most of our employees is weighted towards salary and annual cash bonus. Our hourly employees participate in an annual bonus pool pursuant to which awards are given based upon individual performance as assessed by management, while our salaried employees receive annual cash incentives under our Incentive Compensation Plan based largely upon the achievement of specific performance objectives of the business team and the Company as well as a discretionary component that takes into account individual performance.

The performance objectives under the plans established by our Board of Directors are based upon measures that are designed to control our costs, increase our productivity and efficiency and reduce our overall risk. In connection with the establishment of the annual performance objectives for each business team, we assess whether there have been any changes or if changes are anticipated in the near term that affect our risk profile and, as needed, revise our measures to address any such changes. Although the performance objectives differ for our various business teams, when taken together, all of our performance objectives are intended to address the principal factors that we believe will affect the Company’s overall performance. Effective for fiscal year 2010, the performance objectives under our Incentive Compensation Plan for officers of our operating subsidiaries at the level of senior vice president or higher were changed to align with our overall corporate objectives. With respect to organizational performance objectives, this change decreases the potential negative impact of our compensation policies and practices on the management of risk such that short-term cash incentives are earned based on achievements that benefit the Company overall and not just by the performance of the business teams for which these individuals have direct responsibility. As with our NEOs, the discretionary assessment of individual performance for these officers takes into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company.

We also provide additional incentive compensation to most of our salaried employees and to our senior management under our 2004 Stock Incentive Plan and our Performance Unit Plan. These long-term incentives vest over time periods of three to four years, are designed to align an employee’s compensation with the value created for stockholders and provide an incentive for achieving our long-term performance objectives.

Since the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation program may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration through the use of annual and multi-year incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable without inappropriate risk-taking. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation programs are designed and administered with the objectives of attracting, motivating and retaining the experienced and skilled professionals we need to grow our business and create value for our stockholders. The guiding principles of our executive compensation programs are:

Compensation is related to the value created for stockholders. We believe that a significant portion of an employee’s compensation should relate to the value created for stockholders and be directly tied to the achievement of financial and non-financial performance goals and objectives and the executive’s contribution to such achievement. When we surpass the targeted objectives, our employees should be paid more, and when we fail to achieve one or more key objectives, incentive compensation will be adjusted accordingly, at the Compensation Committee’s discretion. In order to ensure that our stockholders’ views with respect to the proper alignment of the compensation of our senior executives with the creation of stockholder value, the Board of Directors, upon the recommendation of the Compensation Committee, determined that stockholders should have an opportunity on an annual basis to cast an advisory vote on the compensation of our executives and the stockholders approved the frequency of this vote in 2011. In an advisory vote to approve our executive compensation held in 2011, our executive compensation received strong support, with a vote of 96.2% in favor. In view of this strong support, our Compensation Committee did not make any significant changes in our compensation practices or the principal features of our executive compensation program and will continue to consider the results of future advisory vote in executive compensation determinations.

Incentive compensation is a substantial part of total compensation for senior management and balances short- and long-term performance. We believe that the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) should increase as the scope and level of the employee’s decision-making responsibilities increase. The design of our incentive compensation program is intended to balance the focus of management on achieving strong annual results while also pursuing significant multi-year growth by achieving aggressive and challenging goals. Participation in the long-term incentive programs increases at higher levels of responsibility to reflect the influence that employees occupying leadership roles have on our business strategy. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders and provides an incentive for achieving our long-term performance objectives.

Compensation levels are not merely competitive but reflect the complexity of our rapidly growing business and the challenges of attracting and retaining executive talent in a climate of high demand. As a rapidly growing mid-sized independent energy company, we strive to attract and retain the most talented executives by targeting total executive compensation between the 50th and 75th percentiles of compensation for comparable positions within a select group of mid-sized public, independent energy peer companies similar to us in terms of the complexity of their operations that compete with us for executives. Targeted total executive compensation also reflects the maturity of the executive and the value of his or her expertise in the pursuit of our short- and long-term objectives.

Role of the Compensation Consultant

The Compensation Committee has retained Ernst & Young, LLP, or E&Y, as its independent compensation consultant to advise it on all matters related to compensation of our senior management, including our principal executive officer, our President and Chief Executive Officer (“CEO”) and our principal financial officer, our Executive Vice President and Chief Financial Officer (“CFO”). E&Y reports directly to the Compensation Committee and does not provide any other services to our company. When directed by the Compensation Committee to do so, E&Y works with our management to develop analyses and proposals for presentation to the Compensation Committee. The Committee generally relies on E&Y to provide comparison group market data and information as to market practices and trends (which we refer to collectively as “Survey Data”) to assess the competitiveness of the compensation we pay to our CEO and other executives, and to review the Committee’s proposed compensation decisions. E&Y does not make specific recommendations with respect to any aspect of compensation but provides external competitive market award data for the Committee and our CEO to consider. In fiscal year 2011, E&Y also provided analyses and market data in connection with the hiring of William J. Way as our Chief Operating Officer (“COO”).

Role of the CEO and Other Officers

Our CEO and our Senior Vice President of Human Resources, working with internal resources as well as E&Y, propose to the Committee the modifications to the design of our executive compensation programs as well as recommend the adoption of new plans and programs. In addition, our CEO recommends to the Committee the performance metrics used to determine payouts under our plans and assesses the individual performance and contribution of the other executives and makes compensation recommendations to the Compensation Committee as described below under “Factors Considered in Determining NEO Total Compensation.” With respect to the recent hiring of our COO, the Compensation Committee determined an acceptable range for his compensation package and delegated the authority to our CEO to negotiate his compensation subject to the Committee’s ratification of the final terms.

Factors Considered in Determining NEO Total Compensation

At a meeting generally held in early December, which we refer to as the “December Compensation Meeting,” the Compensation Committee reviews the compensation of the NEOs and other members of our senior management and makes its compensation determinations for the upcoming fiscal performance cycle at that time. Prior to the December Compensation meeting, analyses are performed by us and E&Y including a peer group analysis, an analysis of all components of the NEOs’ compensation, an internal pay equity analysis and, with respect to long-term equity incentives, a wealth accumulation analysis. In addition, the Compensation Committee requires E&Y to provide an objective opinion of the appropriateness of the mix of compensation and the total executive compensation levels relative to our executives’ responsibilities. In 2011, in addition to our CEO and CFO, the executives named in the Summary Compensation Table and referred to collectively as our Named Executive Officers, or NEOs, include our COO, our Executive Vice President and General Counsel (“General Counsel”), and the President of our marketing and gathering subsidiary group (“President-Midstream”). The Compensation Committee bases its decisions on the Survey Data provided by E&Y as well as its assessment of each executive’s level of experience, tenure, position and responsibilities and the appropriate competitive pressures for his or her expertise and skills within the industry. The Compensation Committee balances the scope of the responsibilities and experience of the executive against the competitive compensation levels. With respect to compensation determinations for the NEOs other than the CEO, the Compensation Committee also takes into account the recommendations of the CEO based on his evaluation of each individual’s contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee and CEO jointly discuss the CEO’s proposed compensation package as well. Although post-retirement benefits for our NEOs, with the exception of a Supplemental Retirement Plan and a Non-Qualified Plan (each discussed below under “Pension and Other Retirement Plans”), are provided on the same basis as for other employees and are not taken into consideration in the determination of total compensation, the Compensation Committee also reviews those benefits as well as any perquisites paid to the NEOs at the December Compensation Meeting. The compensation for our COO was determined in October 2011 pursuant to the terms of the offer of employment that was made to him by our CEO and ratified by the Compensation Committee. The details regarding his initial employment are discussed below under “The Hiring of our COO.”

In an advisory vote held in 2011, our stockholders approved our executive compensation by a vote of 96.2% in favor. In view of the strong support from stockholders in 2011 of the compensation paid to our executives in 2010, our Compensation Committee did not make any significant changes in our compensation practices or the principal features of our executive compensation program with respect to compensation for 2011 or at the December Compensation Meeting in 2011 where 2012 compensation was determined.

Peer Group Analysis. We target total compensation for our NEOs between the 50th and 75th percentiles of compensation for a select group of companies that are comparable to us in terms of size, complexity and industry, or the Peer Group. The Peer Group is selected by the Compensation Committee with the assistance of E&Y based on a number of factors, including, but not limited to, types of operations, total revenues, market capitalization and number of employees. The Peer Group is utilized to benchmark each component of compensation as well as total compensation for our NEOs, senior management and the Board of Directors and, to the extent applicable, for determinations of awards and performance targets under our compensation plans. The Peer Groups utilized for 2011 and 2012 compensation purposes was determined in December 2010 and December 2011 and was comprised of the following companies:

2011 and 2012 Peer Groups

Cabot Oil & Gas Corp.	Noble Energy, Inc.
Chesapeake Energy Corp.	Pioneer Natural Resources Co.
Cimarex Energy	Range Resources, Inc.
Denbury Resources	Sandridge Energy
Devon Energy Corp.	SM Energy (formerly St. Mary
EOG Resources, Inc.	Land & Exploration Co.)
Forest Oil Corporation	Ultra Petroleum Corporation
Newfield Exploration Co.

Components of Compensation. The Compensation Committee reviews tally sheets prepared by our Corporate Affairs staff in order to determine whether the level of total compensation for our CEO and the other NEOs is reasonable. The tally sheets set forth the aggregate amounts and mix of all components including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan, and the actual projected payout obligations under the Company’s supplemental executive retirement plan under several potential severance and change-in-control scenarios.

Internal Pay Equity. The Compensation Committee monitors the relationship between the compensation of our executives and the compensation of our non-managerial employees. In addition to considering external market conditions and individual factors when establishing total executive compensation levels, the Compensation Committee views a ten-year historical comparison of the total compensation levels (including salary, cash bonus, long-term incentives and other items of compensation) within our Company between our CEO, our CFO and certain lower paid employees.

Accumulated Wealth Analysis. The Compensation Committee recognizes that past equity grants may have limited ongoing retention value for executives and that retention value is a key attribute of current equity grants. Nonetheless, the Compensation Committee reviews a summary of the future wealth potential of a NEO’s prior awards under our stock incentive plans prior to determining long-term equity incentive compensation for that executive. We conduct the analysis utilizing three stock price scenarios to calculate the pre-tax value of the holdings. The Compensation Committee is also provided with summary information regarding each NEO’s stock ownership position and exercise and hold behavior.

Tax Deductibility of Compensation Payments. Section 162(m) of the Internal Revenue Code could potentially limit our ability to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the Summary Compensation Table. In recent years, the Compensation Committee’s need for flexibility in designing effective compensation plans to meet our objectives and respond quickly to marketplace needs has typically outweighed our need to maximize the deductibility of compensation payments. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in our best interests and those of our stockholders.

Total Compensation and Allocation among Components

We do not have employment agreements with any of the NEOs and the Compensation Committee of our Board of Directors reviews and determines compensation for the NEOs on an annual basis. The Compensation Committee believes that total compensation for our NEOs should consist of:

(i)	cash compensation in the form of a base salary and a performance-based annual bonus payable under the Southwestern Energy Company Incentive Compensation Plan, as amended (the “Incentive Plan” or “ICP”), which we collectively refer to as “total cash compensation”;

(ii)	equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan, (the “Stock Plan”);

(iii)	cash incentive compensation under our 2002 Performance Unit Plan, as amended (the “PUP Plan”), which is designed to compensate our NEOs and employees for achieving our long-term performance objectives;

(iv)	retirement, health and welfare benefits; and

(v)	perquisites and perquisite allowance payments.

Total compensation for each NEO is targeted in the range of the 50th and 75th percentiles of total compensation paid to comparably ranked executives in the Peer Group (based on total compensation as set forth in the proxy statements of such companies). Total compensation is determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations. Consistent with our compensation philosophy that incentive compensation should be the substantial part of total compensation for senior management and balance short- and long-term performance, generally no more than 30% of each executive’s compensation package is salary and the remainder is at risk and contingent upon company and individual performance.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the total cash payout earned in 2011 on the performance units granted in 2008, the total compensation for 2011 of the NEOs is as set forth in the Summary Compensation Table. In the case of each of the NEOs, 2011 total compensation was above the target level that could be earned based on the Compensation Committee’s targeted compensation for each position under the relevant performance objectives. Consistent with the Company’s compensation philosophy, total compensation for each of the NEOs placed them above the median of competitive total compensation for comparable positions in the 2011 Peer Group based on publicly available data as of the determination date.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value for performance units, the Compensation Committee established targeted total compensation for 2012 for the NEOs above the 50th percentile of competitive total compensation for comparably ranked positions in the 2012 Peer Group, with the percentile for NEOs varying in accordance with the factors discussed below:

2012 Targeted Total Compensation
CEO	$6,776,782
CFO	$2,797,396
COO	$3,820,781
General Counsel	$2,064,055
President-Midstream(1)	$1,325,271

(1)	Effective March 31, 2012, our President-Midstream retired from the Company.

The Compensation Committee’s determination of targeted total compensation for 2012 for the NEOs reflects the variations in the results of the 2012 Peer Group for the positions benchmarked as well as the compensation philosophies with respect to the individual executive officers. For 2012, the difference in our CEO’s compensation as compared to the other NEOs reflects the Compensation Committee’s assessment of his increased responsibilities and his individual performance as well as his business impact and perceived retention value. For the other NEOs, targeted total compensation reflects the weighting of a number of factors as they related to each individual’s circumstances, including size of salary and bonus opportunity in prior years, the relative weighting between long-term equity and cash compensation, the individual’s tenure in his position and performance, the scope and business impact of his position and his retention value. The following are the percentiles of the 2012 Peer Group at which the targeted total compensation for our NEOs were set based on comparable positions: our CEO, 59th percentile; our CFO, the 86th percentile; our COO, the 67th percentile; our General Counsel, 63rd percentile; and our President-Midstream, 35th percentile.

Total Cash Compensation

Total cash compensation for each NEO is generally targeted in the range of the 50th and 75th percentiles of total cash compensation paid to comparable executives in the Peer Group and determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the NEO’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations.

Base Salary. In establishing the base salaries for our NEOs, the Compensation Committee examines the Peer Group analysis prepared by E&Y in order to determine whether base pay, together with total compensation, is competitive with compensation offered by the Peer Group. In addition to the Peer Group analysis, base salaries are determined based upon consideration of each executive’s performance, responsibilities, qualifications, experience and skills. The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Incentive Compensation Plan, (ii) pension benefits, (iii) company matching portions of 401(k) and non-qualified plan contributions and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive’s entire compensation package.

At the December Compensation Meeting in 2010, the Compensation Committee increased the 2011 salaries of our NEOs other than our COO as shown in the Summary Compensation Table after consideration of a number of factors, including, but not limited to the results of the analysis conducted by E&Y with respect to the base salary paid at the 50th and 75th percentiles to comparable positions of the 2011 Peer Group, the objective recommendations of E&Y based on Survey Data, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills to us and the extent of his decision-making responsibilities as well as our CEO’s recommendations. The 2011 base salary for our COO was established at the time he was hired as discussed below under “The Hiring of Our COO.” With respect to 2012 base salaries, the Compensation Committee utilized the same decision-making criteria at the December Compensation Meeting in 2011, establishing the following 2012 base salaries for our NEOs:

2012 Base Salary
CEO	$850,000
CFO	$500,000
COO	$600,000
General Counsel	$420,000
President — Midstream(1)	$360,000

(1)	Effective March 31, 2012, our President-Midstream retired from the Company.

Incentive Plan. Our Incentive Plan is designed to encourage the achievement of annual (short-term) performance goals by our executives and managers. These goals are designed to increase stockholder value, are determined at the beginning of each annual performance cycle and may be based on (1) production targets, (2) a defined reserve replacement ratio, (3) targeted PVI (which we define as present value added for each dollar of capital invested) on a project or aggregate basis, (4) a return on equity versus the peer group, (5) goals for production, expenses and reserve additions, (6) operational goals in our midstream services business segment, or Midstream and (7) health, safety and environmental goals. The applicability of each of these criteria in determining awards to senior executives depends on the Compensation Committee’s assessment of the responsibilities of that executive. Beginning in 2010, the performance objectives for all of our NEOs were changed to the overall corporate performance objectives under the Incentive Plan and the weighting of those measures were as follows: (1) PVI weighted at 30%, (2) production weighted at 27.5%, (3) reserve replacement weighted at 27.5% and (4) return on equity versus the peer group weighted 15%. The Compensation Committee has selected these criteria because they are important indicators of increased stockholder value. The Company sets aggressive performance targets for these criteria and therefore does not publicly disclose the specific objectives. Disclosing specific objectives would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. There is also a discretionary component to the annual incentive award that is determined separately by the Compensation Committee as discussed more fully below.

Although awards under the ICP may be made in cash, restricted shares of common stock, or a combination of cash and restricted shares of common stock, for the last thirteen years, the Compensation Committee has determined that awards under the Incentive Plan would be made in cash. Determinations of the target award levels for each fiscal year are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process. The performance goals for each fiscal performance cycle under the Incentive Plan are determined once the assessment as to whether the performance objectives have been attained for the prior fiscal performance cycle have been made by the Compensation Committee at a meeting held in February (the “February Compensation Meeting”). The bonus opportunities under the Incentive Plan vary based on each executive’s level of responsibility. A portion of each incentive award is based upon the achievement of the executive’s pre-established corporate organizational performance objectives.

Each participant in the Incentive Compensation Plan is assigned minimum, target and maximum total award levels that are expressed as a percentage of his or her base salary. The target total award is typically benchmarked at the median for cash incentive bonuses of the Peer Group based on the relevant positions. The minimum total target award typically represents one-half of that target while the maximum total award typically represents one and one-half times that target and assumes attainment of maximum performance objectives and the maximum discretionary amount. If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid.

The remaining portion of each award is discretionary based on a subjective evaluation of the executive’s individual performance by the Compensation Committee. The discretionary assessment of individual performance takes into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company. Due to the discretionary component, the total award at the minimum level can also reach the target level. Additionally, the Compensation Committee may also issue special awards outside of the ICP based upon an executive’s performance during the year that could result in a total bonus award above the maximum percentage. Minimum, target and maximum award levels are also subject to adjustment based on internal pay equity considerations among the NEO group and the particular value of an individual NEO to the Company.

The award levels for the NEOs other than our COO were established at the December Compensation Meeting in 2010. The award levels for our COO were established in October 2011 at the time of his hiring. The following table sets forth the minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2011 related to the attainment of corporate performance objectives for the NEOs as established by the Compensation Committee as a percentage of base salary:

2011 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
Name	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)
CEO	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
COO	42.0	84.0	157.5	98.0	56.0	52.5	140.0	140.0	210.0
General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5

For 2011, at the February Meeting in 2012, the Compensation Committee determined that the PVI performance measure was below the minimum level, reserve replacement was between target and maximum performance levels, production was between target and maximum levels and return on equity was at the maximum performance level. In making its determination with respect to discretionary awards under the Incentive Compensation Plan, the Compensation Committee considered management’s accomplishments for the year, which included improving the strength of the Company’s balance sheet in a very difficult commodity price environment, the further building of the Midstream gas gathering and marketing entity and continuing to significantly strengthen the geological, engineering and operations capability for aggressively developing the Fayetteville Shale and Marcellus Shale projects and the significant advancement of the Company’s prospective New Ventures. Based on the Compensation Committee’s recognition of the significant and successful efforts of management in building a solid foundation for the future growth and profitability of the Company by proactively seeking to diversify the Company’s asset portfolio by content and geography and in continuing to achieve record levels of production, reserves and cash flow, the Compensation Committee evaluated the ICP calculations based on organizational performance and provided discretionary awards at or near the maximum levels to each of the NEOs as set forth above. The total ICP awards for NEOs slightly exceeded target levels that could be achieved at the Board’s discretion based on the applicable organizational performance component.

The Compensation Committee awarded our NEOs the following bonuses under the ICP, based on the achievement of the applicable performance measures and the exercise of discretion by the Compensation Committee, with the amounts set forth in the table under “Performance” reflecting the amounts earned by the NEOs based on the achievement of the 2011 performance objectives:

	2011 ICP
	Performance	Discretionary	Total
CEO	$946,848	$478,152	$1,425,000
CFO	$417,966	$232,034	$650,000
COO	$137,184	$72,816	$210,000
General Counsel	$339,584	$185,416	$525,000
President — Midstream	$280,157	$149,843	$430,000

At the December Compensation Meeting in 2011, the Compensation Committee established the following minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2012 related to the attainment of corporate performance objectives for the NEOs as a percentage of base salary:

2012 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
Name	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)
CEO	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
COO	42.0	84.0	157.5	98.0	56.0	52.5	140.0	140.0	210.0
General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream(1)	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5

(1)	Effective March 31, 2012, our President-Midstream retired from the Company.

At the February meeting in 2012, after evaluating the Company’s performance relative to performance goals established for 2011, the Compensation Committee established the performance objectives for 2012. The 2012 performance objectives take into consideration the current domestic natural gas oversupply situation as well as the continued uncertainty and volatility in natural gas commodity prices but are nonetheless designed to continue to motivate our NEOs to outperform relative to their peers at other companies. The Compensation Committee believes that, assuming external economic factors remain the same, the minimum performance levels should be achievable with some difficulty, while the target and maximum levels represent relatively more challenging degrees of difficulty. Although the Compensation Committee does not assign specific probabilities of achievement to the minimum, target or maximum award levels under the Incentive Plan, the minimum and target goals are generally set to be achievable if the Company achieves the minimum and target levels in its projected business plan. It is the Committee’s intention and expectation in setting the objectives for incentive bonuses to be paid at the target level or above. The maximum award levels are achievable to the extent the Company surpasses its target performance levels by a significant amount. However, since the business plan reflects a number of internal assumptions about factors beyond the Company’s control such as oil and gas prices, access to capital, the cost of supplies and equipment and other third party-related factors, the achievement of our performance measures has varied.

As the following table detailing our corporate performance measure achievement from 2006 through 2011 illustrates, there has been no correlation between past and future achievement of our performance measures:

PAST ICP CORPORATE PERFORMANCE MEASURE ACHIEVEMENT

	Production	PVI	Return on Equity	Reserve Replacement
2006	Below Minimum	Below Minimum	Below Minimum	Above Target
2007	Above Minimum	Above Target	Above Maximum	Above Target
2008	Above Maximum	Above Maximum	Above Maximum	Above Maximum
2009	Above Target	Above Maximum	Above Target	Above Maximum
2010	Above Minimum	At Maximum	Below Minimum	Above Target
2011	Above Target	Below Minimum	Above Maximum	Above Target

Long-Term Incentives

The long-term incentives for the NEOs are awarded pursuant to two plans: (i) the Stock Plan and (ii) the PUP Plan. Our long-term incentive program is designed to provide incentives for key employees to focus on the long-term strategic goals of our business and to attract and retain key employees through share ownership. In order to achieve these objectives, long-term incentives for each fiscal year are awarded at the December Compensation Meeting prior to the commencement of the fiscal year. Total long-term incentive compensation for the NEOs is calculated in a manner intended to ensure that targeted total compensation for our NEOs is between the 50th and 75th percentiles in the Peer Group based on the relevant positions. As previously stated, it is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. It is the Compensation Committee’s practice to determine the targeted total compensation and the targeted total cash compensation for each NEO and then to determine long-term incentive compensation based on the difference between the targeted total compensation and targeted total cash compensation. The Compensation Committee determines the overall dollar amount of the long-term incentives and then makes the allocations among the three award types: restricted stock, stock options and performance units. Based upon market data gathered by and discussions with E&Y, long-term incentive compensation for the NEOs is allocated approximately on a one-third basis between restricted stock, stock options and performance units, with variations attributable to the valuation of the options using the Black-Scholes model and the restricted stock component being based on the grant date stock price. As discussed above, the long-term incentives granted to the NEOs for 2012 resulted in 2012 targeted total compensation for the NEOs that ranged from the 35th to the 86th percentiles of total compensation for comparable positions in the 2012 Peer Group.

Stock Plan. Under the Stock Plan, the Compensation Committee may grant options to purchase common stock and award shares of restricted stock, restricted stock units and stock appreciation rights, each in such amounts as determined by the Compensation Committee. The determinations of our regular annual equity incentive awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. At the December Compensation Meetings in 2010 and 2011, the Compensation Committee granted stock options and shares of restricted stock under the Stock Plan for fiscal years 2011 and 2012, respectively. All stock options given to the NEOs in 2010 and 2011 had an exercise price based on the “fair market value” (as defined in the Stock Plan) of our common stock on the date prior to the applicable date of grant, had terms of seven years commencing from the grant date and vest over a period of three years from the grant date. All shares of restricted stock given to the NEOs for fiscal years 2011 and 2012 vest over a four-year period from the date of grant. The unvested stock options and restricted stock awards are forfeited upon termination of employment other than a termination of employment due to death, disability or retirement at age 65 with at least five (5) years of service with us. As discussed below, the awards also vest on a change in control. Effective March 31, 2012, our President-Midstream retired from the Company with more than five years of service with the Company and upon his retirement all of his unvested options and restricted stock, including those received as part of his 2012 total long-term incentives, fully vested.

Stock Ownership Guidelines. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other managers with those of our stockholders because the value of such compensation is directly related to appreciation of our stock price. In December 2009, the Board of Directors adopted stock ownership requirements for our executives that require all officers at the senior vice president level and higher to achieve ownership of a number of “qualifying shares” with a market value equal to a multiple of the executive’s applicable base salary within the later of five (5) years after the adoption of the guidelines or three (3) years after first being designated as such an executive. “Qualifying shares” include stock purchased on the open market, stock obtained through stock option exercises, pursuant to the Company’s Employee Stock Purchase Plan or under the Company’s 401(k) Plan, restricted stock and restricted stock units, stock beneficially owned in a trust, by a spouse and/or minor children, and 25% of shares of stock that the executive has the right to acquire through the exercise of stock options (whether or not vested). In February 2012, the Compensation Committee increased the market value of qualifying shares our CEO is required to own from 4 times his base salary to 5 times. The market value of the “qualifying shares” each executive is required to own or hold is as follows:

•	Chief Executive Officer: A multiple of five (5) times the executive’s applicable base salary.

•	President: A multiple of four (4) times the executive’s applicable base salary.

•	Executive Vice President, including COO: A multiple of three (3) times the executive’s applicable base salary.

•	Senior Vice Presidents: A multiple of two (2) times the executive’s applicable base salary.

Policy on Hedging. We have also implemented a policy that prohibits all employees, including the NEOs, their spouses and members of their household, from hedging the economic risk of ownership of our stock. Specifically, short selling and buying or selling puts, calls or options in respect of our securities are prohibited under our Business Conduct Guidelines. Our Business Conduct Guidelines also prohibit employees, including the NEOs, from engaging in transactions involving our securities when they are in possession of material, non-public information about us or during certain designated “black-out” periods. It is our policy not to issue stock options during “black-out” periods but it is generally our practice to issue options during such periods to newly hired employees and at the December Compensation Meeting, whether or not employees may be in possession of material, non-public information.

Performance Unit Plan. Our Performance Unit Plan is used to provide long-term cash incentives for our executives and certain employees. The Performance Unit Plan is designed to insure that our long-term strategy is competitive with our peers and that our executives are rewarded with cash for actual long-term performance and not just stock price appreciation. The Plan also complements the equity-based compensation awarded under the Stock Plan by providing additional awards for enhancing our long-term value and mitigating the effect of stockholder dilution. The determinations of performance unit awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. Because the Performance Unit Plan is tied to operating performance success metrics over a three-year period, it also provides a supplementary long-term retention component. Actual payout occurs more than three years after the awards are given and is determined by the attainment of certain threshold, target and maximum performance objectives, which pay $500 per unit at the threshold level, $1,000 per unit at the target level and $2,000 per unit at the maximum level, at the end of the three-year period. Performance objectives are calculated weighing three-year total stockholder return versus the Peer Group at the time of the award and a performance measure known as a “reserve replacement efficiency ratio” (determined by dividing pre-tax operating cash flow by finding and development costs) versus the target and the Peer Group at the time of the award. The Company does not assign specific probabilities of achievement to the minimum, target or maximum award levels under the Performance Unit Plan. The target goals are set, at the beginning of the performance period, to be achievable if the Company achieves its business plan for the relevant performance period. Because the performance units are awarded annually and cover a three-year performance cycle, the units granted over any three-year period necessarily overlap and the achievement of a performance measure in the earliest performance cycle may affect the level of achievement of the next two performance cycles. By way of example, since two of the years included in the performance cycle ended December 31, 2010 are also part of the performance cycle ended December 31, 2011, it is unlikely that there will be a substantial change in the level of achievement on an annual basis. The assessment as to whether the performance objectives have been attained for the performance units awarded in any given fiscal year are made by the Compensation Committee when the Peer Group results are finalized, approximately three years following the year in which the award was made. At the December Compensation Meetings in 2010 and 2011, the Compensation Committee granted performance units to the NEOs for fiscal years 2011 and 2012, respectively. In March 2012, the Compensation Committee determined that the level of achievement of the performance objectives for the three-year cycle ended December 31, 2011 was between the target and the maximum level, resulting in the payment of approximately $1,652 per unit and our NEOs were paid $880,449 for our CEO; $743,344 for our CFO; $550,074 for our EVP & General Counsel; and $495,563 for our President-Midstream.

Total Long-Term Incentives. The total long-term incentive compensation for the NEOs is typically compared to information provided regarding total long-term incentive compensation at the 50th and 75th percentiles in the Peer Group based on the relevant positions. At the December Compensation Meeting in 2010 and subsequently, in conjunction with the commencement of our COO’s employment on October 1, 2011, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2011, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2011 Total Long-Term Incentives
	Options	Restricted Stock	PUPs	Total
CEO	$1,405,753	$1,395,557	$1,434,000	$4,235,310
CFO	$523,176	$519,395	$533,000	$1,575,571
COO(1)	$1,588,519	$2,535,546	$—	$4,124,065
General Counsel	$359,589	$357,129	$367,000	$1,083,718
President — Midstream(2)	$111,194	$110,471	$340,000	$561,665

(1)	The total long-term incentives awarded to the COO in 2011 include the restricted stock and options granted in connection with his initial employment as discussed below under “The Hiring of Our COO.”
(2)	Effective March 31, 2012, our President-Midstream retired from the Company and upon his retirement all of his unvested options and restricted stock fully vested.

At the December Compensation Meeting in 2011, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2012, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2012 Total Long-Term Incentives
	Options	Restricted Stock	PUPs	Total
CEO	$1,441,084	$1,444,198	$1,554,000	$4,439,282
CFO	$534,675	$535,721	$577,000	$1,647,396
COO	$772,511	$774,270	$834,000	$2,380,781
General Counsel	$363,148	$363,907	$392,000	$1,119,055
President — Midstream(1)	$98,459	$98,812	$318,000	$515,271

(1)	Effective March 31, 2012, our President-Midstream retired from the Company and upon his retirement all of his unvested options and restricted stock fully vested.

The Hiring of our COO

Our COO, William J. Way, joined the Company effective October 1, 2011, reporting to our CEO and with direct responsibility for our oil and gas exploration and production businesses. Prior to joining us, Mr. Way was Senior Vice President, Americas of BG Group plc. Prior to extending an offer of employment to Mr. Way, the Compensation Committee and our CEO jointly discussed, giving consideration to the Survey Data provided by E&Y for equivalent positions at companies in the 2011 Peer Group as well as its assessment of his level of experience and the competitive pressures for his expertise and skills within the industry and established a range for a compensation package for Mr. Way. The Compensation Committee delegated authority to our CEO to negotiate within this range and subject to ratification by the Committee. Mr. Way’s 2011 compensation package was negotiated by our CEO during August and September and ratified by the Compensation Committee of the Board of Directors in September 2011.

In order to provide an incentive for him to join the Company, Mr. Way’s negotiated 2011 compensation package included: (a) an annual base salary of $575,000; (b) an annual cash bonus under the Company’s Incentive Compensation Plan with a target amount of 140% of his base salary actually paid during the plan year; (c) long-term incentive compensation for 2011, to be awarded on the Effective Date consisting of: (i) 18,520 shares of restricted stock that will vest proportionately over 4 years and (ii) 72,380 options to purchase the Company’s common stock, $0.01 par value, vesting 33-1/3% per year over 3 years and having an exercise price of $33.33. In addition, in order to compensate him for the loss of his cash bonus and long-term incentives from his former employer, Mr. Way received a sign-on cash bonus of $550,000 and an additional grant of 57,554 shares of restricted stock that will vest proportionately over 4 years and an additional 23,603 options that will vest 33-1/3% per year over 3 years and having an exercise price of $33.33.

As part of his compensation, he also participates in the Company’s supplemental retirement plan, or the SERP, and non-qualified deferred compensation plan, or the Non-Qualified Plan, and receives the following perquisites: the payment of dues for one social club designated by the Company, a $7,380 annual car allowance (prorated for 2011), estate and financial planning expenses up to $18,500 per year and a medical reimbursement plan that covers all out-of-pocket expenses. Mr. Way and the Company have entered into an indemnity agreement and an executive severance agreement, the forms of which are substantially consistent with the indemnity agreement and executive severance agreements with the Company’s other NEOs. Mr. Way’s compensation package does not require or contemplate the payment of a tax gross-up, including with respect to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statute thereto, except for those provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy.

Health, Welfare and Retirement Benefits

We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their current occupation while disability coverage for all other employees applies only if they are unable to perform any occupation. In addition, monthly disability benefits for our officers are capped at $16,000, as opposed to $7,500 for all other employees.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Plan.

All employees are generally eligible for the 401(k) Plan and the Pension Plan and the NEOs participate in those plans on the same basis as other employees. The 401(k) Plan allows a participant to elect to contribute a percentage of their eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2011 plan year, (i) a participant’s compensation in excess of $245,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $195,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 3.7% for our CFO, who was a participant in the plan as of January 1, 1998. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan. Additional information about the Pension Plan is provided below following the Pension Plan Table.

The SERP allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change in control arrangements between us and the NEOs. An executive’s benefits under the SERP do not vest until the executive has completed three years of service with us and the credit of the additional three years may be utilized to satisfy this requirement. At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The remuneration covered by the Pension Plan and the SERP includes wages and salaries but excludes incentive awards, bonuses and fees. Additional information about the SERP is provided below following the Pension Plan Table.

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Plan. Salary amounts that are deferred under the Non-Qualified Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Plan to address the loss in pension benefits. The Non-Qualified Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

Perquisites, Allowances and Other Benefits

The type and amount of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2011, the primary perquisites for our NEOs are the payment of dues for one social club designated by us, a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of senior management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. We also may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a Named Executive Officer, is reflected in “All Other Compensation” in the Summary Compensation Table.

Severance and Other Change in Control Benefits

We believe that our senior management and other key employees are the primary reason for our success and that it is important to protect them in the event their employment is terminated in connection with a change in control or they elect in certain circumstances to leave us following a change in control. Therefore, we have entered into a severance agreement with each of our NEOs that entitles them to receive a payment if within three years after a “change in control,” (i) the executive’s employment is terminated without “cause” or (ii) they voluntarily terminate employment with us for “good reason.” “Cause,” when used in connection with the termination of an executive’s employment, means (a) a willful and continued failure by the executive substantially to perform his duties and obligations to us (other than any such failure resulting from his disability) that continues after we have given notice thereof or (b) the willful engaging in misconduct which is materially injurious to us. For purposes of this definition, no act, or failure to act, on an executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interests. “Good reason” includes (i) a reduction in the executive’s employment status or responsibilities, (ii) a reduction in the executive’s base salary, (iii) a change in the executive’s principal work location of more than 40 miles and (iv) certain adverse changes in our incentive or other benefit plans.

The severance agreements do not provide severance benefits outside the context of a change in control. The severance payment for each of the NEOs is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan. For our NEOs who were employed with us prior to 2010, we have agreed to make additional payments to our NEOs for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits and perquisites from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer. As previously discussed under “Health, Welfare and Retirement Benefits” and “Perquisites, Allowances and Other Benefits,” each officer will also be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our various long-term incentive plans and option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our Incentive Compensation Plan also provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

For purposes of the severance agreements and our plans, a “change in control” includes (i) the acquisition by any person (other than, in certain cases, one of our employees) of 20% or more of our voting securities, (ii) approval by our stockholders of an agreement to merge or consolidate us with another corporation (other than certain corporations controlled by or under common control with us), (iii) certain changes in the composition of our Board of Directors, (iv) any change in control which would be required to be reported to the stockholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a “change in control” or that there will be a “change in control” upon the occurrence of certain specified events and such events occur.

To the extent applicable, it is intended that the severance agreements comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided under the severance agreements in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the NEO. If the Compensation Committee determines that the NEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or delayed commencement of any benefit under the severance agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable under the agreement in connection with the NEO’s termination of employment will be delayed and paid, with interest, in a single lump sum six months and one day thereafter (or if earlier, the date of the NEO’s death). Amounts payable under the severance agreement upon the NEO’s termination or severance of employment with us that constitute deferred compensation under Section 409A of the Code will not be paid prior to the NEO’s “separation from service” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under the severance agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code.

The estimated amounts that would have been paid to our NEOs if the change in control payments described above had been triggered as of December 31, 2011 is disclosed under “Executive Compensation — Potential Payouts Upon Change in Control and Termination.”

Recoupment Policy Relating to Unearned Incentive Compensation

If the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by a NEO and certain other officers was a significant contributing factor to us having to restate all or a portion of our financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. To the extent permitted by applicable law, the Board will, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the officer after January 1, 2010, cause the cancellation of restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been materially lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer’s obligations to us as it may deem appropriate in view of all the facts surrounding the particular case.

Board Process

The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other NEOs’ compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan and the actual projected payout obligations under the Company’s SERP under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other NEOs.

Based on the review process set out above, the Compensation Committee finds the CEO’s and other NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee

VELLO A. KUUSKRAA, CHAIRMAN
ROBERT L. HOWARD KENNETH R. MOURTON
ALAN H. STEVENS

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company during 2011 for services in all capacities of the CEO, CFO, and the next three highest paid executive officers of the Company and its subsidiaries.

Summary Compensation Table

(a)	(b)	(c)	(d)		(e)		(f)		(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)		Stock Awards ($)(5)		Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Steven L. Mueller President and Chief Executive Officer	2011	800,000	478,152		1,444,198		1,441,084		1,827,297	53,513	74,511	6,118,755
	2010	720,000	500,140		1,395,557		1,405,753		1,604,860	45,715	65,770	5,737,795
	2009	530,000	299,170		1,247,967		1,318,668		750,830	32,303	45,120	4,224,058
Greg D. Kerley Executive Vice President and Chief Financial Officer	2011	475,000	232,034		535,721		534,675		1,161,310	151,429	71,709	3,161,878
	2010	460,000	237,280		519,395		523,176		1,420,220	129,897	63,117	3,353,085
	2009	440,000	222,793		452,510		478,104		1,224,207	108,404	61,427	2,987,445

William J. Way Executive Vice President and Chief Operating Officer(1)	2011	121,635	622,816	(2)	3,309,816	(2)	2,361,030	(2)	137,184	—	4,439	6,556,920
	2010	—	—		—		—		—	—	—	—
	2009	—	—		—		—		—	—	—	—

Mark K. Boling Executive Vice President and General Counsel	2011	400,000	185,416		363,907		363,148		889,658	35,769	38,244	2,276,142
	2010	385,000	190,535		357,129		359,589		907,065	32,822	58,161	2,290,301
	2009	370,000	178,833		311,992		329,667		959,167	30,104	41,204	2,220,967
Gene A. Hammons President, Southwestern Midstream Services Company(3)	2011	330,000	149,843		98,812		98,459		775,720	19,078	37,682	1,509,594
	2010	320,000	158,180		110,471		111,194		681,820	23,604	36,324	1,441,593
	2009	300,000	143,479		296,514		313,271		766,521	21,148	29,179	1,870,112

(1)	Mr. Way joined Southwestern Energy Company as Executive Vice President and Chief Operating Officer on October 1, 2011.

(2)	Includes a one-time sign-on bonus as described above under “The Hiring of Our COO.”

(3)	Mr. Hammons was the President of Southwestern Midstream Services Company and its subsidiaries until his retirement from the Company effective March 31, 2012.

(4)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the Incentive Compensation Plan based on the Compensation Committee’s evaluation of each officer’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

(5)

The amounts relate to restricted stock and options awarded to each Named Executive Officer pursuant to the Stock Plan, as described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Stock Plan.” The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2011. Additional information regarding restricted stock and option awards made in 2011 can be found below in the table entitled “Grants of Plan-Based Awards.”

(6)	The amounts stated in this column represent, (a) the portion of the annual incentive compensation bonus based upon performance measures as discussed above, and (b) the total estimated payout earned during 2011 on the performance units awarded to each NEO in 2008 pursuant to the Performance Unit Plan. The PUP Plan is described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Performance Unit Plan.”

(7)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2010 through December 31, 2011 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Plan. The Pension Plan, the SERP and the Non-Qualified Plan are described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Health, Welfare and Retirement Benefits.”

(8)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, matching charitable contributions by the Company and amounts related to reimbursement for supplemental medical insurance and annual physicals. The items included in the column entitled “All Other Items”, consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2011. The following table provides additional detail regarding the amounts in this column:

Cost of All Other Compensation Provided

To Named Executive Officers in 2011

Name	401(k) and Nonqualified Matching ($)	Life Insurance ($)	Car Allowance ($)	Financial and Estate Planning ($)	Charitable Match ($)	Supplemental Medical Insurance and Annual Physical ($)	All Other Items	Total ($)

Steven L. Mueller	35,965	2,970	7,380	6,041	10,000	7,054	5,101	74,511
Greg D. Kerley	21,415	1,980	7,380	18,500	—	18,438	3,996	71,709
William J. Way	—	594	1,845	—	—	—	2,000	4,439
Mark K. Boling	18,030	1,663	7,380	1,000	—	6,180	3,991	38,244
Gene A. Hammons	14,879	1,425	7,380	2,609	—	8,113	3,276	37,682

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2011 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)			(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Units (#)		Threshold (#)	Target (#)	Maximum (#)
Steven L. Mueller	—		777,000	1,554,000	3,108,000	1,554	(4)	—	—	—	—	—	—	—
	12/8/2011	(5)	—	—	—	—		—	—	—	39,170	—	—	1,444,198
	12/8/2011	(6)	—	—	—	—		—	—	—	—	78,890	36.87	1,441,084
	—	(7)	1,487,500	1,487,500	2,231,250	—		—	—	—	—	—	—	—
Greg D. Kerley	—		288,500	577,000	1,154,000	577	(4)	—	—	—	—	—	—	—
	12/8/2011	(5)	—	—	—	—		—	—	—	14,530	—	—	535,721
	12/8/2011	(6)	—	—	—	—		—	—	—	—	29,270	36.87	534,675
	—	(7)	650,000	650,000	975,000	—		—	—	—	—	—	—	—
William J. Way	—		417,000	834,000	1,668,000	834	(4)	—	—	—	—	—	—	—
	10/3/2011	(5)	—	—	—	—		—	—	—	76,074	—	—	2,535,546
	10/3/2011	(6)	—	—	—	—		—	—	—	—	95,983	33.33	1,588,519
	12/8/2011	(5)	—	—	—	—		—	—	—	21,000	—	—	774,270
	12/8/2011	(6)	—	—	—	—		—	—	—	—	42,290	36.87	772,511
	—	(7)	840,000	840,000	1,260,000	—		—	—	—	—	—	—	—
Mark K. Boling	—		196,000	392,000	784,000	392	(4)	—	—	—	—	—	—	—
	12/8/2011	(5)	—	—	—	—		—	—	—	9,870	—	—	363,907
	12/8/2011	(6)	—	—	—	—		—	—	—	—	19,880	36.87	363,148
	—	(7)	525,000	525,000	787,500	—		—	—	—	—	—	—	—
Gene A. Hammons	—		159,000	318,000	636,000	318	(4)	—	—	—	—	—	—	—
	12/8/2011	(5)	—	—	—	—		—	—	—	2,680	—	—	98,812
	12/8/2011	(6)	—	—	—	—		—	—	—	—	5,390	36.87	98,459
	—	(7)	450,000	450,000	675,000	—		—	—	—	—	—	—	—

(1)	As discussed in more detail below and (a) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives,” on December 8, 2011, the Compensation Committee granted each NEO, long-term incentives which were split between restricted stock, options, and performance units; and, (b) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan,” short-term cash incentives through the Incentive Compensation Plan.

(2)	All stock options granted in 2011 have an exercise price equal to the “Fair Market Value” of the Company’s common stock on the date of grant. The “Fair Market Value,” as defined in the Stock Plan, is “the closing sale price on the immediately preceding business day of a share of common stock as reported on the principal securities exchange on which shares of common stock are then listed or admitted to trading.”

(3)	The dollar value stated for the restricted stock and options reflect the number of shares granted in 2011 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2011.

(4)	The performance units were issued under the PUP Plan. Each performance unit has a threshold ($500/unit), target ($1,000/unit), and maximum ($2,000/unit) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2011 will vest ratably over a period of three years from the date of grant, and payout occurs at the end of the three-year period.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the Stock Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement, or a “change in control.”

(6)	The stock options were granted under the Stock Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)	Pursuant to the Incentive Compensation Plan, the Compensation Committee determined the annual target bonus level on each NEO for the 2012 fiscal year on December 8, 2011. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2011 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Mueller	17,500	—		—	44.34	6/2/2015	9,658	(2)	308,477	—	—
	47,460	—		—	30.68	12/11/2015	2,825	(3)	90,231	—	—
	40,213	20,107	(4)	—	40.73	12/10/2016	15,320	(5)	489,321	—	—
	24,863	49,727	(6)	—	36.22	12/9/2017	28,898	(7)	923,002	—	—
	—	78,890	(8)	—	36.87	12/8/2018	39,170	(9)	1,251,090	—	—
Greg D. Kerley	152,076	—		—	1.43	12/11/2012	—		—	—	—
	216,718	—		—	2.64	12/10/2013	—		—	—	—
	41,785	—		—	17.75	12/8/2012	—		—	—	—
	38,783	—		—	20.34	12/11/2013	—		—	—	—
	40,201	—		—	27.18	12/13/2014	—		—	—	—
	31,610	—		—	30.68	12/11/2015	2,383	(3)	76,113	—	—
	14,580	7,290	(4)	—	40.73	12/10/2016	5,555	(5)	177,427	—	—
	9,253	18,507	(6)	—	36.22	12/9/2017	10,755	(7)	343,515	—	—
	—	29,270	(8)	—	36.87	12/8/2018	14,530	(9)	464,088	—	—
William J. Way	—	42,290	(8)	—	36.87	12/8/2018	21,000	(9)	670,740	—	—
	—	95,983	(10)	—	33.33	10/3/2018	76,074	(11)	2,429,804	—	—
Mark K. Boling	14,174	—		—	2.64	12/10/2013	—		—	—	—
	33,860	—		—	17.75	12/8/2012	—		—	—	—
	33,280	—		—	20.34	12/11/2013	—		—	—	—
	24,860	—		—	27.18	12/13/2014	—		—	—	—
	23,410	—		—	30.68	12/11/2015	1,765	(3)	56,374	—	—
	10,053	5,027	(4)	—	40.73	12/10/2016	3,830	(5)	122,330	—	—
	6,360	12,720	(6)	—	36.22	12/9/2017	7,395	(7)	236,196	—	—
	—	19,880	(8)	—	36.87	12/8/2018	9,870	(9)	315,248	—	—
Gene A. Hammons	9,003	—		—	20.34	12/11/2013	—		—	—	—
	13,881	—		—	27.18	12/13/2014	—		—	—	—
	21,070	—		—	30.68	12/11/2015	1,588	(3)	50,721	—	—
	9,553	4,777	(4)	—	40.73	12/10/2016	3,640	(5)	116,262
	1,966	3,934	(6)	—	36.22	12/9/2017	2,288	(7)	73,079
	—	5,390	(8)	—	36.87	12/8/2018	2,680	(9)	85,599

(1)	The market value of the unvested shares was calculated using the New York Stock Exchange closing stock price on December 30, 2011, of $31.94 per share.

(2)	Restricted stock granted on June 2, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting date of 6/2/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(3)	Restricted stock granted on December 11, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting date of 12/11/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(4)

Stock options granted on December 10, 2009 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting date of 12/10/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(5)	Restricted stock granted on December 10, 2009 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/10/2012 and 12/10/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(6)

Stock options granted on December 9, 2010 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/9/2012 and 12/9/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(7)	Restricted stock granted on December 9, 2010 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/9/2012, 12/9/2013 and 12/9/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(8)

Stock options granted on December 8, 2011 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/8/2012, 12/8/2013, and 12/8/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(9)	Restricted stock granted on December 8, 2011 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/8/2012, 12/8/2013, 12/8/2014 and 12/8/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(10)

Stock options granted on October 3, 2011 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 10/3/2012, 10/3/2013, and 10/3/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(11)	Restricted stock granted on October 3, 2011 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 10/3/2012, 10/3/2013, 10/3/2014 and 10/3/2015, or immediately upon death, disability, normal retirement or a “change in control.”

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2011 and the realized value thereon with respect to each Named Executive Officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Steven L. Mueller	—	—	29,774	1,147,823
Greg D. Kerley	102,656	3,045,290	11,800	427,432
William J. Way	—	—	—	—
Mark K. Boling	16,064	444,732	7,875	285,933
Gene A. Hammons	13,679	241,671	5,389	195,590

(1)	Includes the following number of shares which were exercised and held by each NEO: 102,656 shares, Mr. Kerley; 16,064 shares, Mr. Boling; and 3,679 shares, Mr. Hammons.

(2)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(3)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date.

Pension Benefits

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Company sponsors the Southwestern Energy Company Pension Plan (the “Pension Plan”), the SERP, and the Non-Qualified Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The purpose of the SERP and the Non-Qualified Plan (collectively, the “Non-Qualified Plans”) is to provide employees with the pension benefits they would have received if the Pension Plan were not subject to certain IRS limitations. Executives do not earn or accrue above-market or preferential earnings on their accounts.

Benefits under the Pension Plan and the SERP are earned based upon (a) 1.5% of the compensation (as defined in the plans) earned multiplied by the number of years of credit service, frozen as of January 1, 1998, and (b) an additional monthly benefit equal to the amount provided by the cash balance provision of the Pension Plan as discussed in “Health, Welfare and Retirement Benefits.” Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. Participants in the SERP will receive credit for three additional years of service upon a change in control.

For purposes of determining benefits under the Pension Plan and the SERP, the employee’s base salary or wages are utilized. No bonus payments or other forms of compensation are factored in when determining benefits. Early retirement is available for employees who attain age 55 and have completed five years of service. However, since the accumulated benefits in the table above can be paid via a lump sum, the practical effect is that any employee who completes three years of service may leave the Company and take their pension benefit in a lump sum.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2011:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven L. Mueller	Southwestern Energy Company Pension Plan	4	63,235	—
	Southwestern Energy Company Non-Qualified Plans	4	82,921	—
Greg D. Kerley	Southwestern Energy Company Pension Plan	22	639,825	—
	Southwestern Energy Company Non-Qualified Plans	22	352,346	—
William J. Way	Southwestern Energy Company Pension Plan	—	—	—
	Southwestern Energy Company Non-Qualified Plans	—	—	—
Mark K. Boling	Southwestern Energy Company Pension Plan	10	173,711	—
	Southwestern Energy Company Non-Qualified Plans	10	57,546	—
Gene A. Hammons	Southwestern Energy Company Pension Plan	7	97,776	—
	Southwestern Energy Company Non-Qualified Plans	7	19,146	—

(1)	The change in the actuarial present value of the NEO’s accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated utilizing a discount rate of 5.50% and the 1994 Group Annuity Mortality Tables.

Non-Qualified Deferred Compensation

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Southwestern Energy Company Non-Qualified Retirement Plan (the “Non-Qualified Plan”) was established to allow eligible employees to defer income and receive a match on the same basis as the 401(k) Plan. Participants in the Non-Qualified Plan may defer all or a portion of their annual salary or annual incentive payments. The Non-Qualified Plan is not considered to be a “funded” plan under IRS rules and as such, the participants are deemed to be general creditors of the Company.

Investment selections are requested by the participants and generally mirror the investment choices and timing of any investment changes as in the 401(k) Plan. No above-market or preferential earnings are paid on any of the balances. Withdrawals may only be made upon the participant’s termination, retirement, death or disability.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2011 and the balance at year-end 2011 under the Non-Qualified Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven L. Mueller	31,969	24,940	3,353	—	155,612
Greg D. Kerley	14,277	10,390	(299,956)	—	1,765,530
William J. Way	—	—	—	—	—
Mark K. Boling	20,033	7,005	(25,038)	—	806,966
Gene A. Hammons	33,064	3,854	(3,069)	—	207,159

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

Potential Payouts Upon Change in Control and Termination

Our NEOs are only entitled to severance or similar payments upon a termination of their employment in connection with a change in control. The following table sets forth the change in control payments that would have been made to our NEOs based on a hypothetical termination date of December 31, 2011 if a change in control had occurred as of such date.

	Total Potential Change-in-Control Payments
	Mr. Mueller	Mr. Kerley	Mr. Way		Mr. Boling	Mr. Hammons
Base Salary	$2,541,500	$1,495,000	$1,794,000		$1,255,800	$1,076,400
ICP Bonus(1)	7,149,590	3,147,284	3,839,586		2,540,041	2,168,093
Health & Welfare Benefits	69,372	154,314	10,380		65,142	66,090
SERP Payout	144,000	138,225	—		72,000	59,400

Subtotal	9,904,462	4,934,823	5,643,966		3,932,983	3,369,983
Fair market value of accelerated long-term compensation	5,057,382	1,864,308	1,744,138		1,277,839	1,046,044
Tax gross-up	5,836,654	—	—	(2)	—	1,516,115

TOTAL	$20,798,498	$6,799,131	$7,388,104		$5,210,822	$5,932,142

(1)	Includes the current year discretionary portion of the ICP target bonus plus the portion of the ICP payable in the event the payment provisions of the Severance Agreement are triggered.

(2)	Mr. Way’s Severance Agreement does not provide for the payment of a tax gross-up.

As discussed above in “Severance and Other Change in Control Benefits,” the Company has severance agreements in place with the NEOs that provide severance benefits in the event of a change in control. The table above is based upon a change in control and the employee is terminated for “cause” or voluntarily leaves for “good reason” (a “double trigger”) as of the last day of 2011. The base salary and ICP bonus are calculated based on the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity under the Incentive Compensation Plan. The health and welfare benefits, additional retirement benefits and perquisites are assumed to continue for three years as provided in the severance agreement and are calculated using 2011 amounts. The calculation of the fair market value of accelerated equity compensation utilizes the Company’s stock price as December 31, 2011 for stock options and restricted stock and includes the unpaid performance units at their target level. The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Mr. Way) for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers disclosed in this proxy statement in accordance with SEC rules. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards and cash incentives, satisfies this goal and is strongly aligned with the long-term interests of its stockholders. The Company’s total stockholder return over the prior 3-, 5- and 10-year periods was 3.31%, 12.74% and 37.72%, respectively.

The Compensation Discussion and Analysis, beginning on page 25 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Highlights of the program include the following:

•

It is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers are substantially below the levels generally provided by peer companies.

•

Our compensation programs include features which we believe mitigate risk without diminishing incentives by: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) including a mix of cash and equity incentives; (iii) balancing the mix of annual and longer term incentive opportunities and (iv) requiring significant stock ownership for our senior executives.

•

The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. The long-term incentives granted to the NEOs resulted in 2011 targeted total compensation for the NEOs that ranged from the 35th to the 86th percentiles of total compensation for comparable positions in the 2011 Peer Group.

•	None of the NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the NEOs is instrumental in helping the Company achieve its strong operational and financial performance. In addition to the 3-, 5- and 10-year performance of the Company’s stock noted above, despite comparatively lower realized gas prices, the Company set new records in 2011 for production, reserves, earnings and cash flow. The Company achieved record net income of $637.8 million, with production growth of 24% over the prior year. The Company also reported record estimated proved gas and oil reserves, which totaled 5,893 Bcfe at December 31, 2011, up 19% from 4,937 Bcfe at the end of 2010.

The Company requests stockholder approval of the compensation of the Company’s NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board

The Board believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the approval of the compensation provided them in 2011.

OUTSIDE DIRECTOR COMPENSATION

During 2011, the Board of Directors held nine meetings, three of which were telephonic; the Audit Committee held five meetings, one of which was telephonic; the Compensation Committee held two meetings; the Retirement Committee held five meetings; and the Nominating and Governance Committee held three meetings, one of which was telephonic. Our non-employee directors received the following amounts in 2011:

Fees Earned or Paid in Cash to Outside Directors in 2011

Name	Annual Retainer ($)	Chairman Fee ($)	Presiding Director Fee ($)	Audit Committee ($)		Compensation Committee ($)		Nominating and Governance Committee ($)		Retirement Committee ($)		SWN Board Meetings ($)	Total ($)
Lewis E. Epley, Jr.	50,000	—	—	—		—		16,500	(1)	10,000		13,500	90,000
Robert L. Howard	50,000	—	15,000	8,500		4,000		4,500		—		12,000	94,000
Catherine A. Kehr	27,083	—	—	—		—		—		—		7,000	34,083
Harold M. Korell	50,000	50,000	—	—		—		—		—		13,500	113,500
Vello A. Kuuskraa	50,000	—	—	8,500		16,000	(2)	—		—		13,500	88,000
Kenneth R. Mourton	50,000	—	—	28,500	(3)	4,000		4,500		10,000		13,500	110,500
Charles E. Scharlau	50,000	—	—	—		—		—		22,000	(4)	13,500	85,500
Alan H. Stevens	50,000	—	—	—		2,000		4,500		—		13,500	70,000

(1)	Includes $12,000 annual retainer fee paid to Mr. Epley as Chairman of the Nominating and Governance Committee.

(2)	Includes $12,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(3)	Includes $20,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

(4)	Includes $12,000 annual retainer fee paid to Mr. Scharlau as Chairman of the Retirement Committee.

On December 8, 2011, based upon the recommendation of the Nominating and Governance Committee, effective as of January 1, 2012, the Board adjusted the annual retainers for the Board Committee chairpersons as follows: (i) the retainer for the Chairman of the Board increased from $50,000 to $75,000, (ii) the retainer for the Presiding Director increased from $15,000 to $17,500, (iii) the retainer for the Chair of the Audit Committee decreased from $20,000 to $15,000, (iv) the retainer for the Chair of the Compensation Committee increased from $12,000 to $15,000, (v) the retainer for the Chair of the Nominating and Governance Committee decreased from $12,000 to $7,500 and (vi) the retainer for the Chair of the Retirement Committee decreased from $12,000 to $7,500.

Directors received total compensation as indicated in the table below for fiscal year 2011, including long-term incentive compensation in the form of restricted stock and stock options:

Total Outside Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Lewis E. Epley, Jr.	90,000	81,483	81,288	—	—	18,052	270,823
Robert L. Howard	94,000	81,483	81,288	—	—	2,000	258,771
Catherine A. Kehr	34,083	120,786	120,662	—	—	6,358	281,889
Harold M. Korell	113,500	81,483	81,288	—	—	424,732	701,003
Vello A. Kuuskraa	88,000	81,483	81,288	—	—	2,000	252,771
Kenneth R. Mourton	110,500	81,483	81,288	—	—	15,385	288,656
Charles E. Scharlau	85,500	81,483	81,288	—	—	9,600	257,871
Alan H. Stevens	70,000	81,483	81,288	—	—	8,052	240,823

(1)	Included in this column are an annual retainer fee, chairman fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2011.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2011.

(3)	The amounts indicated in this column include director and spouse travel expenses in 2011 by all outside directors, health insurance provided by the Company for Messrs. Epley, Kehr, Korell, Mourton, Scharlau, and Stevens. Also included are $13,500 and $4,560, respectively, for the use of office space and/or secretarial support, computers and telephones provided to Mr. Korell and Mr. Scharlau. Also included in “All Other Compensation” are the amounts paid under the Company’s charitable gift matching program. The charitable gift match for Messrs. Epley and Mourton total $10,000 each, and the charitable gift match for Mr. Stevens totals $1,000. In the case of Mr. Korell, the charitable gift match for 2011 includes a contribution of $416,667 to the Colorado School of Mines. The charitable contribution to the Colorado School of Mines reflects the 2011 portion of a total $1.25 million charitable contribution to be made by the Company, payable in three equal annual installments, to commemorate Mr. Korell’s retirement as Chief Executive Officer of the Company, which Mr. Korell matched.

(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2011 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
Lewis E. Epley, Jr.	85,426	8,804	5,378
Robert L. Howard	85,426	8,804	5,378
Catherine A. Kehr	—	6,250	3,110
Harold M. Korell	1,548,405	8,804	3,973
Vello A. Kuuskraa	90,926	8,804	5,378
Kenneth R. Mourton	26,926	8,804	5,378
Charles E. Scharlau	26,926	8,804	5,378
Alan H. Stevens	1,966	8,384	4,498

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2011 was based upon total compensation received by outside directors in the 2011 Peer Group as determined by the independent compensation consultants and was at the 57th percentile (“Baseline Compensation”). The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2011 was allocated 50% to stock option awards and 50% to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock on the date of the award. In connection with her election as a Director, on July 15, 2011, Ms. Kehr was granted 900 shares of restricted stock and 1,800 nonqualified stock options at an exercise price of $43.67 per share to reflect the long-term incentive compensation attributed to service in 2011 that the other directors received in December 2010.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) targeted for each outside director in 2012 is based upon total compensation received by outside directors in the 2012 Peer Group as determined by the independent compensation consultants and is at the 50th percentile. Each director serving as of December 8, 2011 was granted 2,210 shares of restricted stock and nonqualified stock options to purchase 4,450 shares of the Company’s common stock at an exercise price of $36.87 per share.

The restricted stock awarded to the directors will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Korell, Epley, Howard, Scharlau, and Kuuskraa, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors since they meet the age and five year service requirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Korell, Epley, Howard, Scharlau and Kuuskraa, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2011 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2011, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL FOR AN EXECUTIVE EQUITY RETENTION POLICY

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 90 shares of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. Southwestern Energy accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Stockholder Proposal:

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following termination of their employment and to report to shareholders regarding the policy before our next annual shareholder meeting.

Shareholders recommend that a percentage of at least 25% of the net after-tax stock be required. This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

The merit of this proposal should be considered in the context of the opportunity for executive pay improvements and other improvements in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm rated our company “D” with “Very High Governance Risk,” “High Concern” in Board Composition and “Moderate Concern” in Executive Pay.

A portion of all our All Named Executive Officers’ annual incentive pay was discretionary, which undermined the effectiveness of an incentive. NEOs continued to receive annual stock options and restricted stock, both of which simply vested after time. Equity pay given for long-term incentive pay should include performance-vesting features. Finally, long-term incentive pay of performance units was made in cash, which did nothing to tie executive performance with long-term shareholder value.

Two former CEOs and CFO Gregory Kerley were on our board — calling into question our board’s ability to act as an effective counterbalance to management. Five board members had between 13 and 45 years long-tenure. Furthermore, our board’s committee structure was dominated by long-tenured directors (independence concern). For instance, Kenneth Mourton had 16-years board tenure and was on all four board committees.

Two Executive Pay Committee members received a whopping majority in negative votes in 2009 and a third received 49% in negative votes. Perhaps in response to these negative votes a 2010 shareholder proposal calling for a majority vote standard in the election of our directors received a 50.2%-support. Management ignored our 50.2%-support.

In order to scuttle our opportunity to vote on a proposal for 10% of shareholders to call a special meeting in 2011, our company adopted a provision for 20% of shareholders to be able to call a shareholder meeting and packed this provision with excessive administrative burdens.

Robert Howard was marked as a “Flagged (Problem) Director” due to his McDermott International directorship leading up to its bankruptcy. Nonetheless Mr. Howard was still allowed on our audit, executive pay and nomination committees. Plus Mr. Howard was our Lead Director.

Our board was the only significant directorship for each of our directors. This could indicate a significant lack of current transferable director experience.

Please encourage our board to respond positively to this proposal: Executives to Retain Significant Stock — Yes on 4.

The Board’s Statement in Opposition to Proposal No. 4:

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

•

The Board recognizes the importance of aligning the interests of our senior executives with those of our stockholders. The Board believes that the Company’s existing compensation programs and policies, appropriately balance the interests of our executives and stockholders by including:

—	stock ownership requirements, which were recently increased for our CEO;

—	a “clawback” policy designed to allow the Company to recoup incentive compensation if there is a financial statement restatement or misconduct including fraud;

—	executive severance agreements that have a “double trigger” requiring a change of control;

—	a prohibition on hedging; and

—	long-term, equity-based incentive compensation with vesting periods over multiple years as a significant component of total compensation.

•

Our compensation programs and policies have been carefully designed to align the interests of senior executives with those of shareholders and to encourage a focus on the long-term performance of the Company, while enabling the Company to attract and retain talented executives.

•

The adoption of this proposal, which would apply to all future equity awards to all senior executives would undermine the design of our compensation program, and prevent us from effectively competing for executive talent. In addition, this proposal would diminish the incentive value of our equity awards as an executive retention tool.

As described under “Compensation Discussion and Analysis,” the Company adopted stock ownership guidelines in 2008 that apply not only to all executive officers, but to all corporate officers who serve at a Senior Vice President or higher level. These guidelines require varying levels of ownership and retention of Company stock, depending on an executive’s position and we recently increased the share ownership requirement for our CEO to five (5) times his applicable salary. Each officer is required to meet the applicable ownership threshold within five years of adoption of the policy or, if later, his or her election. The requisite ownership level must then be retained throughout the officer’s service to the Company. More details regarding the share ownership guidelines are set forth above under “Compensation Discussion and Analysis — Stock Ownership Guidelines of Executives.” These ownership guidelines are periodically reviewed by the Compensation Committee. As of April 9, 2012, each of the Company’s named executive officers had met or exceeded his or her stock ownership requirements or, using reasonable assumptions, was on track to achieve their stock ownership objective within the prescribed time frame.

The Company’s “clawback” policy and its policy regarding hedging transactions complement the objectives of its ownership guidelines. The Company maintains a “clawback” policy applicable to all officers that is designed to enable the Company to recoup incentive compensation paid if there is a restatement or misconduct, including fraud. In addition, officers are not permitted, as a matter of policy, to sell short, enter into derivative contracts on, or engage in hedging or monetization transactions that hedge the economic risk of their ownership of our shares.

As described in considerable detail in this proxy statement, our compensation practices encourage a focus on long-term performance. Long-term incentive awards include restricted stock, stock options and performance units and these components work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial awards with the economic interests of stockholders and promote retention of the leadership talent that is critical to our success. At any particular time, our executives hold significant unvested equity awards. Performance unit awards are contingent upon achieving performance goals over a three-year period and payments are only made under this program if performance thresholds are met. Stock options are granted at fair market value on the date of the grant and the executive realizes no value unless the Company’s stock price increases and the executive remains with the Company until the options vest. Similarly, executives may only realize appreciation from restricted stock if the value of the Company’s stock rises and the executive remains with the Company until the shares vest.

This proposal fails to strike a reasonable balance between incentivizing desired management behaviors by requiring meaningful levels of stock ownership and permitting executives to manage their own financial affairs. Because equity compensation is a significant element of compensation for our executive officers, the Company’s stock makes up a substantial proportion of their net worth. Further, a share retention requirement that continues for a year after an executive is no longer employed by the Company, such as the one proposed, could lessen the incentive value of equity awards or motivate executives to leave the Company early in order to realize the value of their equity compensation. The proposal also could result in the value of an executive’s equity holdings being dramatically affected by matters unrelated to the Company’s performance or the actions taken during the period of the executive’s employment.

Our Board opposes this proposal because our directors believe that our Compensation Committee, which consists entirely of independent directors, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of stockholders. In order to recruit and retain the best talent, the Compensation Committee must have the flexibility to structure effective and competitive compensation programs. The proposal’s significant restrictions on an executive’s ability to exercise and realize the value of equity awards will hinder the Company’s ability to attract and retain executive talent.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote “AGAINST” this proposal. Proxies solicited by the Board will be so voted unless you specify a contrary choice in your voting instructions.

PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2013 Annual Meeting of Stockholders must be received by the Company at its principal offices not later than December 11, 2012. Any stockholder submitting a proposal intended to be brought before the 2013 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s by-laws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the

Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s by-laws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 60 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

Any stockholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032.

By Order of the Board of Directors

MARK K. BOLING
Secretary

Dated: April 9, 2012

Exhibit A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and on the Company’s internal controls over financial reporting, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4, 5 and 6 on Appendix A. All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer and/or the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C. All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer and/or the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, and discussing with the independent auditor its methods and procedures for ensuring independence.

APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2011

Financial Statements and Other Audit Services for Fiscal Year 2012

Dated: October 24, 2011

Service	Range of Fees
1. Audit of the Company’s consolidated financial statements and report on internal controls for the year ended December 31, 2011	$975,000

2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2012, June 30, 2012 and September 30, 2012	$125,000

3. Statutory audits or financial audits for subsidiaries, affiliates or business units of the Company	$20,000

4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$80,000

5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$20,000

6. Audit of financial statements of Southwestern Midstream Services Company and/or any of its subsidiaries for the year ended December 31, 2011and interim reviews of the associated 2012 quarterly financial statements for each of the quarters ended March 31, June 30 and September 30	$150,000

APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2011

Financial Statements and Other Audit-Related Services for Fiscal Year 2012

Date: October 24, 2011

Service	Range of Fees
1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000

2. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$20,000

3. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000

4. Closing balance sheet audits pertaining to acquisitions or dispositions	$20,000

5. Reviews of security and control aspects of financial system design, configuration and implementation	$100,000

APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2011

and Other Tax Services for Fiscal Year 2012

Dated: October 24, 2011

Service	Range of Fees
1. Federal, state and local tax planning, advice on mergers, acquisitions and restructurings, and assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$75,000

2. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$25,000

3. Assistance with tax audits and appeals before the IRS and similar state and local agencies, as requested by the company’s tax department	$20,000

APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2011

Dated: October 24, 2011

Service	Range of Fees
None Pre-Approved	N/A

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Southwestern Energy Company

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 21, 2012.

Vote by Internet • Go to www.envisionreports.com/swn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Lewis E. Epley, Jr	☐	☐	☐	02 - Robert L. Howard	☐	☐	☐	03 - Catherine A. Kehr	☐	☐	☐
04 - Greg D. Kerley	☐	☐	☐	05 - Harold M. Korell	☐	☐	☐	06 - Vello A. Kuuskraa	☐	☐	☐
07 - Kenneth R. Mourton	☐	☐	☐	08 - Steven L. Mueller	☐	☐	☐	09 - Charles E. Scharlau	☐	☐	☐
10 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2012.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Stockholder proposal for an executive equity retention policy.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder,

Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent Computershare Trust Company N.A. These services include:

DirectService Investment Program

Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TTD/TYY for Hearing Impaired	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company	+

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 30, 2012, at the Annual Meeting of Stockholders to be held on May 22, 2012, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy Is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Southwestern Energy Company

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Lewis E. Epley, Jr	☐	☐	☐	02 - Robert L. Howard	☐	☐	☐	03 - Catherine A. Kehr	☐	☐	☐
04 - Greg D. Kerley	☐	☐	☐	05 - Harold M. Korell	☐	☐	☐	06 - Vello A. Kuuskraa	☐	☐	☐
07 - Kenneth R. Mourton	☐	☐	☐	08 - Steven L. Mueller	☐	☐	☐	09 - Charles E. Scharlau	☐	☐	☐
10 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2012.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Stockholder proposal for an executive equity retention policy.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 30, 2012, at the Annual Meeting of Stockholders to be held on May 22, 2012, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy Is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.